EXECUTION

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

Each Customer Listed on Appendix I

BNY MELLON AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		3
	2.1	Appointment of Custodian	3
	2.2	Establishment of Accounts	4

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		4
	3.1	Authorized Persons	4
	3.2	Instructions	5
	3.3	BNY Mellon Actions Without Instructions	6
	3.4	Funds Transfers	7
	3.5	Electronic Access	7

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		7
	4.1	Use of Subcustodians and Depositories	7
	4.2	Liability for Subcustodians	8
	4.3	Liability for Depositories	8
	4.4	Use of Agents	8

5.	CORPORATE ACTIONS		8
	5.1	Notification	9
	5.2	Exercise of Rights	9
	5.3	Partial Redemptions, Payments, Etc.	9

6.	SETTLEMENT		9
	6.1	Settlement Instructions	9
	6.2	Settlement Funds	9
	6.3	Settlement Practices	10

7.	TAX MATTERS		10
	7.1	Tax Obligations	10
	7.2	Payments	11

8.	CREDITS AND ADVANCES		11
	8.1	Contractual Settlement and Income	11
	8.2	Advances	11
	8.3	Payment	12
	8.4	Securing Payment	12
	8.5	Setoff	12
	8.6	Currency Conversion	13

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		13
	9.1	Statements	13
	9.2	Books and Records	13
	9.3	Third Party Data	14

10.	DISCLOSURES		14
	10.1	Required Disclosure	14
	10.2	Foreign Exchange Transactions	15
	10.3	Investment of Cash	15

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11.	REGULATORY MATTERS		16
	11.1	USA PATRIOT Act	16
	11.2	Sanctions; Anti-Money Laundering	16

12.	COMPENSATION		17
	12.1	Fees and Expenses	17
	12.2	Other Compensation	17

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS		18
	13.1	BNY Mellon	18
	13.2	Customer	18

14.	LIABILITY		19
	14.1	Standard of Care	19
	14.2	Limitation of Liability	19
	14.3	Force Majeure	20
	14.4	Indemnification	21

15.	CONFIDENTIALITY		22
	15.1	Confidentiality Obligations	22
	15.2	Exceptions	23

16.	TERM AND TERMINATION		23
	16.1	Term	23
	16.2	Termination	23
	16.3	Effect of Termination	23
	16.4	Survival	24

17.	GENERAL		25
	17.1	Non-Custody Assets	25
	17.2	Assignment	25
	17.3	Amendment	26
	17.4	Governing Law/Forum	26
	17.5	Business Continuity/Disaster Recovery	26
	17.6	Non-Fiduciary Status	27
	17.7	Notices	27
	17.8	Entire Agreement	27
	17.9	No Third Party Beneficiaries	27
	17.10	Counterparts	27
	17.11	Interpretation	27
	17.12	No Waiver	28
	17.13	Headings	28
	17.14	Severability	28

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and each investment company identified on Appendix I and each investment company which becomes a party to this Agreement in accordance with the terms hereof, including, if applicable, each series of the investment companies identified on Appendix I and each series which becomes a party to this Agreement in accordance with the terms hereof (each such investment company, or series thereof, severally, and not jointly (the “Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 8.4.

“Agreement” means, collectively, this Custody Agreement, any Appendices and Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY Mellon in accordance with such procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY Mellon in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)

Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)

To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)

Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

(d)

Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(e)

If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon Affiliate.

2.2	Establishment of Accounts

BNY Mellon will establish and maintain a separate account for each Series in which BNY Mellon will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series. BNY Mellon shall hold and segregate on its books and records all Securities separate from other securities and investments in the possession of BNY Mellon, and all Securities shall be marked on BNY Mellon’s books and records so as to clearly identify them as property of Customer.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)

Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)

Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY Mellon.

(e)

All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions.

(f)

BNY Mellon may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer unless prevented from doing so by applicable law.

(g)

Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.

(h)

Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems in good faith to be reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)

Receive income and other payments due to the Accounts; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)

Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;

(d)

Forward to Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)

Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)

Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement; and

(i)

Upon presentment of a check pursuant to a check redemption process agreed between Customer and BNY Mellon, unless otherwise instructed pursuant to instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If BNY Mellon receives timely instructions that a check is not to be honored, BNY Mellon will return the check unpaid.

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. However, if an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)

BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, if it has agreed to act as the Customer’s “Foreign Custody Manager” (as defined in Rule 17f-5 under the 1940 Act), that Customer’s board of directors or similar governing body, or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) (if not BNY Mellon) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)

BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)

Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)

In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.

(e)

With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)

Unless otherwise required by applicable local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

4.2	Liability for Subcustodians

(a)	BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)

With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:

(i)	BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)

To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).

4.3	Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository.

4.4	Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions using, or directly referencing, the BNY Mellon-issued corporate actions instruction form, and include all the required information fields therein. Such Instructions must be addressed as BNY Mellon may request, by the deadline specified by BNY Mellon in its sole discretion from time to time, together with any amount which is required to be paid in carrying out any such action. In the event BNY Mellon does not receive such Instructions together with any required amount prior to its specified deadlines, BNY Mellon will not be liable for failure to take any action relating to, or to exercise any rights conferred by, such Securities.

5.3	Partial Redemptions, Payments, Etc.

BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in accordance with Instructions or, in the absence of such Instructions, any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when BNY Mellon is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. BNY Mellon will provide or make available to each Customer information and reports about the customary settlement practices in available jurisdictions and markets, which will include information regarding market capabilities for delivery versus payment settlement. Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with this Section 6.3 and such practices.

7.	TAX MATTERS

7.1	Tax Obligations

(a)	To the extent that BNY Mellon has received the Tax Information within the time stipulated, BNY Mellon will perform the following services with respect to Tax Obligations:

(i)

Unless prohibited by law or regulation, at the reasonable request of Customer, BNY Mellon will provide to Customer such information received by BNY Mellon in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY Mellon in writing as to which party or parties will receive information from BNY Mellon;

(ii)

BNY Mellon will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY Mellon), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY Mellon’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY Mellon with or to review and confirm the Tax Information within the time stipulated by BNY Mellon, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY Mellon of such appointment and subject to such terms as separately agreed in writing between Customer and BNY Mellon; and

(iii)

BNY Mellon or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.

Customer’s receipt of the foregoing services is dependent upon its subscription to BNY Mellon’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY Mellon may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY Mellon’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that BNY Mellon is a service provider and not an economic beneficiary of any transaction.

(c)

Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)	Customer will provide BNY Mellon with Tax Information to enable BNY Mellon to comply with BNY Mellon’s obligations under any applicable tax laws or with any tax authority enquiry.

(e)

Customer acknowledges and agrees that none of BNY Mellon nor any BNY Mellon Affiliate is a tax adviser and none of BNY Mellon nor any BNY Mellon Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

7.2	Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities, or any foreign exchange transaction effected in connection with this Agreement, prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.

8.2	Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder; however, BNY Mellon will have no obligation to advance its own funds.

8.3	Payment

If: (a) BNY Mellon has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to pay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

8.4	Securing Payment

In order to secure payment of Customer’s obligations relating to a Series (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate, relating to or arising under this Agreement and in addition to any preference, lien or other rights and security interest to which BNY Mellon or such BNY Mellon Affiliate may be entitled under applicable law or any other agreement, each Customer, severally and not jointly, hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223) (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement; provided, that BNY Mellon will endeavor to use commercially reasonable efforts to notify Customer of such insufficiency of Cash and discuss the Securities to be sold in connection with obtaining reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5	Setoff

BNY Mellon has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations (whether or not matured) of Customer, relating to a Series, to BNY Mellon or any BNY Mellon Affiliate, relating to or arising under this

Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations in connection with this Agreement relating to a Series to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any Cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Series in any currency. Any such Cash or obligation relating to a Series may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights. BNY Mellon shall endeavor to provide reasonably contemporaneous notice to Customer in the event it exercises the rights contemplated by this Section 8.5. Furthermore and for the avoidance of doubt, BNY Mellon shall have no right to retain or set-off any Cash of a Customer against the obligations of another Customer, irrespective of their organization or affiliation as Series within the same Customer.

8.6	Currency Conversion

BNY Mellon is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY Mellon’s own rate of exchange then prevailing.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period. For each business day, BNY Mellon shall make available to the Customer through Electronic Access a daily report of (i) all deposits to and withdrawals from each Account for such business day and the outstanding balance as of the end of such business day, and (ii) a report of settled trades of Securities for such business day.

9.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts.

Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY Mellon to Customer or its authorized representative. All such books and records shall be maintained in a form reasonably acceptable to Customer and shall be reasonably arranged and indexed by BNY Mellon in a manner that permits reasonably prompt location, access and retrieval of any particular record in accordance with BNY Mellon’s record retention policies and procedures. BNY Mellon shall retain files, records or documents created or maintained by BNY Mellon pursuant to this Agreement in accordance with its record retention policy as communicated to Customer from time to time. To the extent a court order, regulatory action or subpoena is communicated to BNY Mellon by the Customer, BNY Mellon shall preserve and make available to Customer in accordance with its internal legal holds policy the books and records of Customer as requested by Customer in connection with such court order, regulatory action or subpoena.

9.3	Third Party Data

(a)

Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)

Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

10.	DISCLOSURES

10.1	Required Disclosure

(a)

With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)

With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY Mellon with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any terms, rules or limitations that apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY Mellon will have no liability under this Agreement for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

10.4	Audit Reports

At least annually, BNY Mellon shall, upon Customer’s request, provide the Customer with the results of its latest SSAE-18 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition, BNY Mellon shall participate, no more than once every 12 months, in the Customers’ reasonable information security questionnaire process.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)

Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

(b)

Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s investors is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all applicable Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)

Customer will promptly provide to BNY Mellon such information as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)

BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.

(e)

While Customer remains responsible for the matters set forth in Section 11.2(a) and Section 11.2(b), it is noted that certain duties relating to such matters may be delegated by Customer to its transfer agent service provider.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, Customer will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended, as agreed to in writing and duly executed by Customer and BNY Mellon) and (b) reimburse BNY Mellon for any reasonable and necessary out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Reasonable and necessary out-of-pocket expenses incurred by BNY Mellon will be billed to the Customer based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Customer. Unless otherwise agreed by the Parties, the undisputed portions of such amounts will be payable to BNY Mellon within thirty (30) days of Customer’s receipt of the relevant invoice. The Parties shall use good faith efforts to resolve any disputed portions with respect to such payments and Customer shall pay such disputed amounts promptly upon resolution of the dispute. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue undisputed amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency. The Parties agree that any new fees and/or expenses to be charged to Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

12.2	Other Compensation

(a)

Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

(b)

Where an error or omission has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such error or omission not occurred, any such gain will be solely for the account of BNY Mellon which shall have a duty to report such gain to Customer. Where a processing error has occurred under this Agreement that results in a loss, Customer will be put in the same or equivalent position as it would have been in had such processing error not occurred.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY Mellon

BNY Mellon represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair BNY Mellon’s ability to perform its duties and obligations under this Agreement; and (e) it is in compliance and it is conducting its business in compliance, in all material respects with all applicable laws and regulations, both state and federal, including Anti-Money Laundering Laws, applicable to its provision of services hereunder, it has obtained all regulatory approvals necessary to carry on its business as now conducted, its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY Mellon or any law or regulation applicable to it, and it is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act. BNY Mellon is a financial institution subject to the USA PATRIOT Act and has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the USA PATRIOT Act and the rules and regulations promulgated thereunder; and neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY Mellon is acting as agent or nominee is an organization, person or entity named on the Office of Foreign Assets Control (OFAC) list maintained by the U.S. Department of Treasury in its individual corporate capacity.

13.2	Customer

(a)

Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)

Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in material compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a professional custodian would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and act in good faith and without fraud, negligence, willful misconduct or reckless disregard of its duties hereunder. (“Standard of Care”).

14.2	Limitation of Liability

(a)

BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages). Notwithstanding any other provision hereof, BNY Mellon’s cumulative liability under this Agreement shall be limited to the amount of fees paid for services hereunder during the twelve (12) months immediately preceding the event first giving rise to such loss, damage or liability; provided, however, that the foregoing limitation of liability shall not apply if a court of competent jurisdiction has determined that BNY Mellon acted with fraud, bad faith, intentional misconduct or reckless disregard of its duties hereunder.

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:

(i)

Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of

Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY Mellon’s reliance on Instructions;

(iii)	BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)

For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY Mellon acted upon such Instructions;

(v)	BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)

The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a BNY Mellon Affiliate;

(viii)

Any inability of BNY Mellon, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY Mellon, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief; or

(ix)	The use of any third party appointed or selected by Customer, or by BNY Mellon at the express request of Customer.

(c)

If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice.

14.3	Force Majeure

A Party will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. The Parties will use commercially reasonable efforts to minimize the effect of any such events. One Party will notify the other Party upon the occurrence of any such event and will use commercially reasonable efforts to minimize the effect of any such events.

14.4	Indemnification

(a)

Subject to the limitations on liability and responsibility set forth in Section 14.5 of this Agreement with respect to each Customer, a Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)

Subject to the limitations on liability and responsibility set forth in Section 14.2(a) of this Agreement with respect to BNY Mellon, BNY Mellon will indemnify and hold harmless Customer from and against losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Customer solely to the extent directly arising out of BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(c)

In order that the indemnification provisions contained in this Section 14.4 shall apply, upon the assertion of a claim for which one Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)

BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient, including without limitation cyber-liability insurance coverage deemed by BNY Mellon to be appropriate. BNY Mellon agrees to provide Customer with certificates of insurance and summaries of its applicable insurance coverage, in a format standard for the insurance industry, and agrees to provide updated summaries monthly or as requested by the Customer.

14.5	Limitation of Customer Liabilities

(a)

This Agreement is an agreement entered into between BNY Mellon and Customer, with respect to each of the Customer’s Series, as applicable. With respect to any obligation of any Series arising out of this Agreement, BNY Mellon will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY Mellon had separately contracted with Customer by separate written instrument with respect to each Series.

(b)

The execution and delivery of this Agreement have been authorized by the Board of Trustees of the Customer and signed by an authorized officer of such Customer, acting as such, and neither such authorization by the Board of Trustees nor the execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the members of the Board of Trustees of the Customer, but bind only the property of the Customer as provided in, as applicable, the Customer’s declaration of trust.

(c)

In no event will Customer or its series be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if Customer has been advised of the possibility of such losses or damages).

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. A receiving Party shall protect confidential information of a disclosing Party at least to the same degree as the receiving Party protects its own confidential information. All confidential information provided by a disclosing Party shall remain the property of such disclosing Party. In addition, BNY Mellon may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data to the extent reasonably necessary for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes.

During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of the Effective Date (the “Initial Term”). Following the expiration of the Initial Term this Agreement will renew for subsequent one year terms (each, a “Renewal Term”).

16.2	Termination for Convenience

Following the expiration of the Initial Term, each Party may terminate this Agreement with respect to one or more Series, a particular Customer, or entirely by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3	Termination for Cause

If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within ninety (90) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 90th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party; provided, however, in the event BNY Mellon issues a Breach Notice due to regulatory considerations, the Customer shall have thirty (30) days after such Breach Notice is given to cure such breach and if not remedied within thirty days after the Breach Notice was given to Customer this Agreement shall terminate as of 11:59 PM on the 30th day following such Breach Notice,

Notwithstanding any other provision of this Agreement, a Party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other Party any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other Party or any substantial part of its property or there is commenced against the other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. A Party may exercise its termination right under this Section 16.3 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by a Party of its termination right under this Section 16.3 shall be without any prejudice to any other remedies or rights available to such Party and shall not be subject to any fee or penalty, whether monetary or equitable.

16.4	Effect of Termination

(a)

In the event that BNY Mellon terminates this Agreement for any reason other than for cause pursuant to Section 16.3, or Customer properly terminates this Agreement for cause pursuant to Section 16.3, in each case at any time during the Initial Term , BNY Mellon agrees to pay reasonable, documented conversion costs of the Customer, including without limitation, professional fees, regulatory filing fees or other fees reasonably incurred in connection with such termination and conversion to a replacement custodian, provided that such costs shall not exceed the fees paid to BNY Mellon for services provided under this Agreement.

(b)

Upon termination hereof, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. As soon as practical following the service of a termination notice (and in any case not less than thirty (30) days before the termination of this Agreement), Customer will give BNY Mellon the details of the successor custodian or other person or persons to whom the Assets are to be transferred. BNY Mellon will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY Mellon may deliver to Customer such Assets. The terms of this Agreement (including the terms relating to fees payable to BNY Mellon) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or

Securities may be deposited with BNY Mellon or any Subcustodian after such date other than with BNY Mellon’s express prior consent, and Customer will have a continuing obligation to provide BNY Mellon as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred.

(c)

Notwithstanding any provision of this Section 16 to the contrary, in the event that this Agreement is terminated, the parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for a conversion period not to exceed nine (9) months following the effective date of the termination or as the parties may mutually agree is necessary to facilitate a conversion from BNY Mellon to a successor provider of custody services in an orderly manner.

16.5	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.4 (Effect of Termination); Section 16.5 (Survival) and Section 17.4 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY Mellon with respect to Non-Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the written consent of the other Party; provided, however, that either Party may assign this Agreement to a party controlling, controlled by or under common control with it without the consent of the other party; provided further, that in the case of an assignment by a Customer to a new entity, the Customer shall provide BNY Mellon with sixty (60) days’ prior written notice so as to permit BNY Mellon to complete any applicable know-your-customer obligations or new client onboarding requirements. Any assignment in violation of this Agreement shall be null and void. A change in control of a lineal parent company of a party resulting from the sale of stock, merger, or other similar transaction shall not be considered an assignment of the Agreement. If, during the Initial Term, BNY Mellon assigns this Agreement pursuant to this Section 17.2 to a third party that is not an Affiliate of BNY Mellon without the written consent of the Customer, the Customer shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

17.4	Governing Law/Forum

(a)

The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention except to the extent such laws are inconsistent with the federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Business Continuity/Disaster Recovery

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY Mellon’s control, BNY Mellon shall take reasonable steps to minimize service interruptions. BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. BNY Mellon shall make reasonable provision for (i) periodic back-up of the computer files and data; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable, and BNY Mellon will provide a high level summary of business continuity test results to Customer upon request. BNY Mellon will remedy any material deficiencies in accordance with BNY Mellon program standards. BNY Mellon shall also, no more than once in a rolling twelve (12) month period, upon reasonable advance written request and at no expense to BNY Mellon, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel, meet with Customers’ subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, transmitted or removed from BNY Mellon premises except as mutually agreed in writing in advance. Upon reasonable request, BNY Mellon also shall discuss with senior management of the Customers any business continuity/disaster recovery plan of BNY Mellon and/or provide a high-level presentation summarizing such plan.

17.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid, or (ii) by email (as a signed attachment). All notices given in accordance with this Section will be effective upon receipt.

17.8	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

17.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision.

17.13	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.14	Severability

The invalidity, illegality or unenforceability of any provision of this Agreement will not affect the validity, legality or enforceability of any other provision, and if any provision is held to be unenforceable as a matter of law, the other provisions will remain in full force and effect. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

17.15	Use of Names

BNY Mellon shall not, without prior written consent of Customer, in each instance, (i) use in advertising, publicity or otherwise the name of “Alger Funds” or “Alger” including the name of any affiliate, partner or employee of Fred Alger Management, LLC or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by Fred Alger Management, LLC or any of its affiliates; or (ii) represent, directly or indirectly, that any product or any service provided by BNY Mellon has been approved or endorsed by Fred Alger Management, LLC or any of its affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	Each Customer set forth on Appendix I hereto, acting on behalf of their respective Series, if any

By: /s/ Nicole Fouron	By: /s/ Tina Payne

Name: Nicole Fouron	Name: Tina Payne

Title: Managing Director	Title: Secretary

Date: June 1, 2023	Date: May 26, 2023

Address for Notice:	Address for Notice:

The Bank of New York Mellon 240 Greenwich Street New York, NY 1086 Attention: Legal Department	The Alger Family of Funds 100 Pearl Street, 27th Floor New York, New York 10004 Attention: Legal Department

Pursuant to Section 10.1(a):

[ X ]  as beneficial owner, Customer OBJECTS to disclosure

[ ]  as beneficial owner, Customer DOES NOT OBJECT to disclosure

[ ]  BNY Mellon will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

BNY Mellon 40 Act Fund Custody (revised 8.25.2022)

APPENDIX I

CUSTOMER	SERIES
The Alger Funds

Alger 35 Fund

Alger Capital Appreciation Fund

Alger Growth & Income Fund

Alger Health Sciences Fund

Alger International Focus Fund

Alger Mid Cap Focus Fund

Alger Mid Cap Growth Fund

Alger Small Cap Focus Fund

Alger Small Cap Growth Fund

Alger Weatherbie Specialized Growth Fund

The Alger Funds II	Alger Dynamic Opportunities Fund Alger Emerging Markets Fund Alger Responsible Investing Fund Alger Spectra Fund
The Alger Institutional Funds	Alger Capital Appreciation Institutional Fund Alger Focus Equity Fund Alger Mid Cap Growth Institutional Fund Alger Small Cap Growth Institutional Fund
Alger Global Focus Fund	N/A
The Alger Portfolios

Alger Balanced Portfolio

Alger Capital Appreciation Portfolio

Alger Growth & Income Portfolio

Alger Large Cap Growth Portfolio

Alger Mid Cap Growth Portfolio

Alger Small Cap Growth Portfolio

Alger Weatherbie Specialized Growth Portfolio

The Alger ETF Trust	Alger 35 ETF Alger Mid Cap 40 ETF Alger Weatherbie Enduring Growth ETF